Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2012 Results And Expands Share Repurchase Program

PITTSBURGH, PA – October 24, 2012 - Mastech Holdings, Inc. (NYSE MKT: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the third quarter ended September 30, 2012.

Third Quarter Results:

Revenues for the third quarter of 2012 totaled $25.6 million, which represented a 9% increase over the corresponding quarter last year and a slight improvement over second quarter 2012 revenues. Sequential revenue growth was achieved with one less billable day during the current quarter and a lower utilization rate due to the impact of summer vacations. Gross profit in the third quarter of 2012 was $4.9 million compared to $4.6 million in the third quarter of 2011. Consolidated net income for the third quarter 2012 totaled $601,000, or $0.18 per diluted share, compared to $441,000, or $0.12 per diluted share, during the same period last year.

Demand for our staffing services remained solid. We were able to grow our IT billable consultant-base by 8% during the quarter and achieved sequential revenue growth for the ninth consecutive quarter in our healthcare staffing business. Overall gross margins in the third quarter were 19.1%, which was flat when compared to the previous quarter and lower than the 19.8% gross margins reported a year earlier. Lower permanent placement revenues and supply-side pricing pressures on existing assignments have impacted our gross margin performance in the current quarter.

Kevin Horner, Mastech’s Chief Executive Officer stated, “Third quarter was a very positive quarter for the Company on a number of fronts. We significantly expanded our IT consultant-base during the quarter; we continued to drive superior top-line revenue growth when compared to most of our industry peers; and we delivered bottom-line earnings per share results that were 50% greater than those of a year ago. Operationally, we are starting to see some payback from investments aimed at strengthening our recruitment capabilities. While we have more work to do, I believe that our cost-effective, highly scalable recruitment organization will play an important role in enhancing the value proposition that we provide our clients.”

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our balance sheet remains strong with cash on hand of $3.3 million; no outstanding debt; and access to $15.0 million of borrowing capacity. During the first nine months of 2012, we spent $2.5 million to repurchase 436,026 shares of common stock under our share repurchase program. At September 30, 2012 we had 171,088 shares still available for purchase under this program, which originally authorized the repurchase of 750,000 shares and is set to expire in December 2012. I’m pleased to announce that our Board of Directors has elected to increase the number of shares authorized to be purchased under this program by 250,000 and has extended the duration of the program for an additional two years, through December 22, 2014.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on October 24, 2012 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through October 31, 2012.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2011.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$3,253	$5,755
Accounts receivable, net	14,391	11,925
Prepaid and other current assets	1,324	1,046
Deferred income taxes	21	177

Total current assets	18,989	18,903
Equipment, enterprise software and leasehold improvements, net	265	273
Goodwill and intangible assets, net	436	458
Deferred financing costs, net	54	74
Deferred income taxes	205	80

Total assets	$19,949	$19,788

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,907	$2,309
Accrued payroll and related costs	5,363	4,002
Deferred revenue and other liabilities	428	430

Total current liabilities	7,698	6,741
Total liabilities	7,698	6,741

Shareholders’ equity:
Common stock, par value $0.01 per share	38	37
Additional paid-in capital	10,383	10,114
Retained earnings	4,873	3,462
Accumulated other comprehensive income	45	—
Treasury stock, at cost	(3,088)	(566)

Total shareholders’ equity	12,251	13,047

Total liabilities and shareholders’ equity	$19,949	$19,788

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011

Revenues	$25,629	$23,489	$75,395	$65,505

Cost of revenues	20,744	18,840	61,221	52,574

Gross profit	4,885	4,649	14,174	12,931

Selling, general and administrative expenses	3,945	3,921	11,867	11,516

Income from operations	940	728	2,307	1,415

Other income/(expense), net	35	(18)	(21)	(32)

Income before income taxes	975	710	2,286	1,383

Income tax expense	374	269	875	523

Net income	$601	$441	$1,411	$860

Earnings per share:
Basic	$0.19	$0.12	$0.43	$0.23

Diluted	$0.18	$0.12	$0.42	$0.23

Weighted average common shares outstanding:
Basic	3,176	3,657	3,271	3,673

Diluted	3,277	3,755	3,376	3,786